Exhibit 99.1
Form of Notice to Participants

Important Notice Concerning Your Rights
Under the First Security Group, Inc. 401(k) and
Employee Stock Ownership Plan
August 16, 2013
1.    This notice is to inform you that certain portions of accounts in the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “Plan”) will be frozen, as described further herein, in connection with the offering of rights to purchase common shares of First Security Group, Inc. (“First Security”) being issued to Plan participants who held shares of First Security in the Plan as of 5:00 PM Eastern Time on April 10, 2013. This notice affects you whether or not you held shares in the Plan at that time.
2.    As a result of these changes, you will temporarily be unable to direct or diversify investments of the portion of your individual Plan account invested in stock of First Security. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.
3.    The blackout period for the portion of your account invested in stock of First Security under the Plan is expected to begin during the week of September 16, 2013 and end during the week of September 23, 2013. During these weeks, you can determine whether the blackout period has started or ended by contacting Federated Retirement Plan Services at 1-877-715-4015, Monday through Friday, between the hours of 9:00 a.m and 8:00 p.m. Eastern Time or visit https://frps.retirementpartner.com.
4.    As a result of these changes, you will also temporarily be unable to direct or diversify investments of the portion of your individual Plan account invested in the Federated Capital Preservation Fund ISP for a period of one day, from the close of the NASDAQ Capital Market on September 19, 2013 to the close of the NASDAQ Capital Market on September 20, 2013. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this one-day blackout period may affect your retirement planning, as well as your overall financial plan.
5.    During each blackout period you will be unable to direct or diversify the assets held in the Plan investments referenced above. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the applicable blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.
6.    If you have any questions concerning this notice, you should contact:
First Security Group, Inc. Retirement Committee
531 Broad Street
Chattanooga, TN 37402
(423) 308-2000 (ask to speak with Darrell Jones, Deborah Smith or John Haddock)